Exhibit 10.34

AMENDMENT TO
PAETEC HOLDING CORP.
2011 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

WHEREAS, Windstream Holdings, Inc. (the “Company”) maintains the PAETEC Holding Corp. 2011 Amended and Restated Omnibus Incentive Plan (the “Plan”); and
WHEREAS, on April 24, 2015 the Company completed a separation of certain network and property assets from the Company’s business (the “Spin-Off”); and
WHEREAS, on April 26, 2015 a reverse stock split occurred following the Spin-Off so that each share of WHI Common Stock issued and outstanding (including shares of restricted stock and shares held in the Company's treasury, if any), shall, without any further action by the Company or any holder of shares of WHI Common Stock, be reclassified and become one-sixth (1/6) of a share of WHI Common Stock (the “Reverse Split”); and
WHEREAS, on May 6, 2015, the Board of Directors of the Company, in their good faith discretion, approved an equitable adjustment to the number of shares of Company Common Stock under the plan by multiplying the applicable number of shares of WHI Common Stock by a ratio of 4.16, which ratio was derived by dividing x by y, where x is the price of WHI Common Stock on April 24, 2015 and y is the average of the closing prices of WHI Common Stock on the 5 day period beginning on April 27, 2015 (with such prices adjusted for comparability to eliminate the effect of the Reverse Split and with the product rounded down to the nearest whole share).
NOW THEREFORE, BE IT RESOLVED, that effective as of May 4, 2015, the Company hereby amends the Plan in the respects hereinafter set forth:

1.	All references in the Plan to Windstream Corporation are hereby amended to be references to Windstream Holdings, Inc., except where the context clearly dictates otherwise.

2.	Section 4.1 of the Plan is hereby amended to read as follows:
“Subject to other provisions of this Section 4 and subject to adjustment as provided under the Plan, the total number of shares of Stock that shall be authorized for issuance for Awards under the Plan shall be equal to the sum of (x) 3,827,200 shares of Stock plus (y) the number of shares of Stock available for future awards under the Prior Plan as of the Effective Date, multiplied by the Exchange Ratio, as defined in the Merger Agreement, plus (z) the number of shares of Stock related to awards outstanding under the Prior Plan as of the Effective Date, as adjusted pursuant to the Merger Agreement, which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares. Such shares of Stock may be authorized and unissued shares of Stock or treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

3.	Section 6.2(a) of the Plan is hereby amended to read as follows:
(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is 1,275,733 shares; provided that the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan to any person eligible for an Award under Section 6 in the year in which such person is first employed by, or first provides other Service to the Company or any Affiliate is 1,913,600 shares.

4.	Section 6.2(b) of the Plan is hereby amended to read as follows:
(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options of SARs in a calendar year to any person eligible for an Award under Section 6 is 318,933 shares; provided that the maximum number of shares of Stock subject to Awards other than Options or SARS that may be granted under the Plan to any person eligible for an Award under Section 6 in the year in which such person is first employed by, or first provides other Service to, the Company or any Affiliate is 478,400 shares; and
5.    Except as explicitly set forth herein, the Plan will remain in full force and effect.

WINDSTREAM HOLDINGS, INC.

By:	/s/John P. Fletcher
John P. Fletcher, EVP and General Counsel